EXHIBIT 99.2


                                                   Media Contact: Robert Clauser
                                            Media & Entertainment Holdings, Inc.
                                                                  (212) 551-1498

                      MEDIA & ENTERTAINMENT HOLDINGS, INC.
                   ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
                AND SEPARATE TRADING OF COMMON STOCK AND WARRANTS

NEW YORK, NEW YORK, March 29, 2007-- Media & Entertainment Holdings, Inc. (AMEX:
TVH.U) (the "Company") announced that the underwriters for the Company's initial public offering (the "IPO") closed on their over-allotment option on Friday, March 23, 2007, purchasing an additional 1.62 million units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The IPO, including the exercise of the over-allotment option, generated total gross proceeds of $99,360,000 to the Company (excluding the proceeds from the offering of 2.7 million warrants on a private basis to the Company's existing stockholders).

Lazard Capital Markets LLC and Ladenburg Thalmann & Co. Inc. were joint bookrunners in the offering. Jesup & Lamont Securities Corporation participated as co-manager.

The Company intends to use the net proceeds from the IPO to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the entertainment, media and communications industries, as described in the Company's prospectus.

In addition, the Company announced that, commencing on April 2, 2007, the holders of the Company's units may voluntarily elect to trade the common stock and warrants included in the Company's units separately. Those units not separated will continue to trade on the American Stock Exchange under the symbol TVH.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols TVH and TVH.WS, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting: Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, New York 10020, Attn:
Syndicate Department, 60th Floor.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.